Exhibit 99.1

Press Release	August 27, 2010

WorldVest dba Iron Mining Group Completes Acquisition of Chilean
Iron Ore Company, Chile Inversiones de Minerales, Ltd.

Company Assets Consist of Iron Ore Reserves and Port Development Agreements

New York, NY August 27, 2010 – WorldVest, Inc. (OTCBB: WOVT) dba. Iron Mining Group (“IMG” or the “Company”), announced that it has completed the acquisition of Chile Inversiones de Minerales Ltd., a Chilean mineral investment and mining company (“CIM”).  CIM will serve as an operating subsidiary to IMG, allowing IMG the ability to consolidate various iron ore mining opportunities along with complementary port and logistics infrastructure in Chile.

As a result of the CIM acquisition, IMG has instantly acquired a portfolio of iron ore reserves within Chile’s second and fourth regions, as well as critical contracts to utilize midsized regional ports adjacent to its reserves.  The acquisition of these reserves allows for the immediate production and export of iron ore against the Company’s existing contracts, resulting in a near-instant revenue ramp for IMG on a consolidated basis.  In total, based on preliminary geological surveys, the acquired reserves are estimated to contain in excess of 100,000,000 metric tons of recoverable iron ore within the surface ”iron-sands” alone.  Further estimates indicate a strong potential for exponentially more reserves in the unexplored mountain and bedrock formations of CIM’s Atacama Desert Project.

In addition to its existing reserves, CIM has additional iron ore properties either under contract, letter of intent or in advanced contract negotiations, which, once completed, will substantially boost the overall reserves. Furthermore, CIM is currently engaged in discussions regarding potential investments into certain port development opportunities throughout Chile with the goal of building port infrastructure, thereby increasing its export capacity to meet its growing contract demands.  IMG believes that by acquiring new mining properties, coupled with the existing CIM reserves and the development of increased port capacity, the Company can ultimately grow its annual iron ore production and export capacity in excess 25,000,000 metric tons.  Such production has the potential to push annual revenues toward $3.5 billion based on today’s CIF iron ore prices and make IMG a major player in the global iron ore marketplace.

“By acquiring CIM, we have positioned Iron Mining Group to immediately enter iron ore production in this current year and begin generating a substantial revenue ramp by delivering the first shipments against our existing Chinese sales contracts,” said IMG Chairman and Chief Executive Officer, Garrett K. Krause.  “We are extremely pleased to be situated as a future leader within the underdeveloped Chilean iron ore export market and we are confident that, with our current iron ore projects and through the direction of our highly experienced and specialized management team both in Chile and the U.S., Iron Mining Group is approaching a period of rapid growth and prosperity.”

About WorldVest, Inc. dba Iron Mining Group.

WorldVest, Inc. (OTC: WOVT), dba Iron Mining Group, is a global iron ore mining and production company with its initial focus in Latin America.  The Company has entered this marketplace at a time when its largest customer, China, seeks to alter the status quo by shifting power away from the traditional iron ore producers.  Iron Mining Group has signed strategic joint venture agreements with several Chinese steel groups, which provide guaranteed long-term iron ore purchase agreements for 100% of available production and outline potential future financial investments into Iron Mining Group projects.  For more information, please refer to www.ironmininggroup.com.

Investor Relations / Media please contact: Michael Carney Tel. (310) 277‐1513 Fax. (310) 919-3116 Investor@IronMiningGroup.com

Forward Looking Statements:

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties outlined in its filings with the Securities and Exchange Commission, which are incorporated herein by reference.  The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  These statements are based on our current expectations and speak only as of the date of such statements.